Exhibit 99.2

Fourth Quarter 2005 Conference Call

Statement of John Hertig and Jim Hartman

Enpath Medical, Inc.

February 23, 2006

Welcome to the Enpath Medical fourth quarter, 2005 conference call.  Thank you for joining us today.  My name is John Hertig and I am the Chief Executive Officer of Enpath Medical.  Joining me on the call today is Jim Hartman, acting Chief Financial Officer and Enpath’s retired former Chief Executive.  Our comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2004 Annual Report on Form 10-K filed in March 2005, for a listing of some of the factors that could cause results to differ materially.

During our remarks today, Jim Hartman will highlight certain aspects of our fourth quarter and 2005 financial results that were not covered in our press release issued this morning.  I will then review our new organizational structure, new growth opportunities the company is pursuing and provide our outlook and guidance for 2006.   At the conclusion of our remarks, Jim and I, along with Mark Kraus, Executive Vice President and General Manager of our Introducer Business Unit, and Jim Mellor, Senior Vice President of Sales and Marketing will be available to answer questions.  Jim, please give us an update on how the 2005 fiscal year finished up.

Thanks John.  We were very pleased with our strong finish for 2005.  Thanks to the third and fourth quarter performances, we were able to report a profit for the full year.  Fourth quarter revenues were $7.9 million, compared to $7.8 million in the fourth quarter of 2004, a 1% increase.  For the year ended December 31, 2005, sales of $29.4 million declined slightly compared to $29.5 million in 2004.  Within delivery systems, fourth quarter sales were $5.5 million, a 6% decrease when compared to the previous year and for 2005 delivery systems sales were $20.5 million, a decrease of 2%.  The primary factor in the sales decline in the fourth quarter and the year was a reduction in sales of kits and components to support the marketing of Medtronic’s Left Ventricle Lead Delivery Systems.  This change reduced fourth quarter sales by $500,000 and full-year sales by over $1 million.  As announced several years ago, Medtronic moved the manufacture of this product line to its own facility and our sales during 2005 represent primarily components plus a modest amount of kits for sale in countries in which Medtronic had not yet received regulatory approval for its next generation product.  Sales to Medtronic of this product line are no longer material to overall revenue results.

Sales of our lead technologies product line increased during the fourth quarter from $1.96 million last year to $2.4 million, a 21% improvement.  For the year, sales were $8.9 million compared to $8.5 million in 2004.  Our epicardial steroid lead partner that is distributing the product in Europe has experienced favorable reception for the lead and placed a larger than expected second order for shipment during the fourth quarter and into early this year.  Our largest leads customer, which significantly reduced orders in 2004 due to an overstock situation, has now increased its orders which contributed to the sales improvement in the fourth quarter.  We believe that the overstock issues have been substantially resolved.

Fourth quarter gross margins on a consolidated basis were 34.1% compared to 36.4% a year ago. Delivery systems gross margins for the fourth quarter of 2005 were 37.1% and declined from 44.0% reported in the fourth quarter of 2004.  The most significant factors contributing to the decrease was the substantial investment in steerable catheter manufacturing capabilities we are making in order to meet the anticipated needs of our customers starting in 2006.

Margins on the lead technologies product line increased to 26.9% in the fourth quarter of 2005 from 13.6% in the fourth quarter of 2004.  Most of this improvement was driven by the efficiencies derived from higher levels of sales this year compared to last, along with the elimination of several low-margin manufacturing projects last year.  For the full year our company-wide gross margins declined to 36.3% from 37.9% driven primarily by the steerable catheter manufacturing ramp-up activity.

Our research and development expenditures increased 14% in 2005 compared to 2004 to nearly $5.4 million or 18.4% of sales.  In the fourth quarter, research and development expenditures declined from $1.4 million to $1.2 million or 15.4% of sales.  In terms of dollars invested in R & D, the fourth quarter represented a substantial reduction compared to the first two quarters of 2005 when we spent on average nearly $1.5 million each quarter as we pursued the appeal process with the FDA on our epicardial steroid lead.

As we disclosed previously, one of our partners has gained approval for the steroid epicardial lead in Europe and has been encouraged by favorable customer response to this product.  These European implants have opened the door to enable us to gather clinical performance data in a lower cost manner with this partner.  We believe this data collection could satisfy the requirements of the Food and Drug Administration’s request for human clinical performance which is needed before it would grant marketing clearance for this partner in the US.  Our other remaining partner decided not to pursue either European or US approval.

We are also conducting significant R & D work on steerable introducers for our own family of steerable devices for which we have received both FDA and European marketing clearance.  Our announced agreement with Bard EP for an exclusive arrangement to market our steerable device into the electrophysiology field is the initial validation for this investment.  Bard EP along with a second steerable catheter customer are launching products in the next several months and our first quarter will be favorably affected by their initial launch orders.

Selling, general and administrative expenses were 15.0% of sales for the quarter, compared to 17.7% in the fourth quarter of 2004.  SG&A for 2005 was 18% of sales, roughly equivalent to 2004.  In real dollars, SG&A expenses declined more than $200,000 in the fourth quarter compared to last year and for the year they declined approximately $140,000.  At mid-year of 2005 when we had incurred two consecutive quarters of losses, we made certain expense reductions with the intent of getting back to profitability and are pleased to have achieved profitable outcomes in both the third and fourth quarters.

We determined the amount of prior year research and development tax credits and have claimed or received refunds of taxes paid, and as a result, were able to record a tax benefit of $341,000 in the fourth quarter.  Net income for the fourth quarter was $670,000, or $.11 per fully diluted share, and for the year, we recorded net income of $333,000 or $.05 per fully diluted share, compared to income of $37,000 or $.01 per diluted share in the fourth quarter of last year and a loss of $1.3 million, or $.22 per share for all of 2004.  The full year 2004 also included a one-time impairment charge of our safety needle investment of $2.8 million.

Our cash situation improved dramatically during the quarter, aided by the refund of prior year research and development income tax credits.  While we had $1.1 million borrowed on our $4 million line of credit at the end of the third quarter, we were able to fully pay off the line during the quarter.  Our operations and accounting people do an excellent job in managing our inventory and receivables and the result of this effort is that these accounts have remained relatively constant during this past year.  Over the past two years we have paid down our term loan by over $2 million and at December 31, 2005 had an outstanding balance of $2.8 million.

I’ll now turn the presentation over to John to discuss a new organizational structure, our key plans for the coming year and provide guidance for 2006.

Thanks Jim.  I am delighted to be joining Enpath Medical as Chief Executive Officer and to have the opportunity to share with you my thoughts about the future direction of our company.  My first month has been exciting and rewarding as we undertook, with the enthusiastic support of the senior management team, a restructuring of our company around product lines.  We are focusing on three key core product categories:  Introducers, Advanced Delivery Catheters and Stimulation Leads and the management of each have responsibility for R&D, Manufacturing and Quality Control in delivering products which exceed our customer expectations.   Mark Kraus, our longest term executive besides Jim Hartman, will lead our Introducer effort as Vice President and General Manager.  The Introducer product line is our largest and most profitable business.  Jim Reed, our former Vice President of Sales is now Vice President and General Manager of the emerging, but not yet profitable, advanced delivery catheter product line.  And David Grenz, named Vice President and General Manager at the February 16th Board meeting, will lead the stimulation leads business activity.  Dave is a fifteen-year veteran of Medtronic’s cardiac rhythm management business with the last eight years managing stimulation lead development activities and we are extremely pleased to have his expertise on our management team.

Regarding our new sales and marketing strategy, Jim Mellor, our Senior Vice President of Sales & Marketing, will oversee strategic marketing and new business development activities across all of Enpath’s product lines.  We believe this arrangement will allow us to efficiently and strategically build our pipeline of new products and maximize the potential return from our R&D investments.

In addition, Mr. Mellor will oversee a selling effort that will create one Enpath “face” to our OEM customers, and combine all of our product lines into one comprehensive sales approach. To manage the sales and business relationships with our OEM partners, we have hired Steve Mogensen as Vice President of Sales.  Steve is a highly experienced sales executive having held a variety of key positions including marketing and sales at Medsource Technologies and Smith Industries Medical Systems.  Together the marketing and sales team will provide significant insights that will help us direct our overall growth strategy, identify and prioritize new product opportunities, ensure accountability for new product timelines, and successfully launch the new products through the distribution organizations of our OEM partners.

We expect our focus on R&D and new product development to yield significant and positive results this year and have several important product launches scheduled for 2006.  We are currently building and shipping inventory in support of the Bard EP launch of our steerable catheter into the worldwide electrophysiology market.  Another customer is also being shipped steerable catheters for use in a commercial launch of its diagnostic device.  These shipments will have a favorable impact on our first quarter sales.

In the third quarter of 2006, we expect to launch a second generation valved introducer for use in the pacing market.  This product is being designed specifically to reduce the potential for back bleeding and air embolisms during the placement of pacing leads.  While the current FlowGuard valved introducer has become the standard of care in the dialysis placement market, it does not yet meet the more rigorous requirements of lead placement, and we have redesigned the new valve to meet those needs.

Development of the steerable introducer for the placement of a carotid artery stent, our next clinical application for the advanced delivery product platform, started in earnest during the last quarter.  The carotid artery stenting market is an ideal application for the steerable introducer due to the fact that a large percentage of the potential patients have a very difficult-to-access vascular anatomy.  The steering feature of the introducer makes accessing these tortuous path anatomy’s significantly easier.  Initial prototypes of the product were greeted with strong support and enthusiasm among key opinion leaders in this market segment during two recent clinician based conferences dedicated to this type of clinical procedure.  Based on our current development plan, we expect to be able to select a marketing partner for this product in the next several months and to launch the product in late Q4 or early in 2007.

Favorable cardiac surgeon response to our epicardial lead implant tool has resulted in one of our marketing partners selling the FasTac FlexTM in Europe.  The FasTac Flex is our proprietary epicardial lead delivery tool.  Surgeon requests for the FasTac Flex tool in the U.S. have just recently motivated this same partner to begin the process required to distribute this product in the U.S. together with our non-steroid epicardial lead which it already markets in the U.S.

In addition, we have begun diligently working on our own proprietary designs for neurological stimulation and next generation epicardial leads in combination with our unique catheter delivery systems. In both of these product categories, we now have the opportunity to leverage our lead and delivery system capabilities to increase the value of our offering by providing a complete stimulation lead and catheter delivery system to our customers.   By designing the lead and delivery tool together, Enpath will offer the clinician the most effective therapeutic device and the most efficient and elegant means to deliver a stimulation lead to the desired location in the human anatomy.

We also continue to work on a product development project in support of the CRM industry’s move to a new quadra-polar, inline connector, the IS-4 adaptor.  This project remains on track and we expect this new product will provide us with some significant revenue beginning in early 2007.

For our focus on our manufacturing initiative, one of our major challenges this year will be to improve manufacturing processes in our steerable advanced delivery catheter product line which is having a detrimental effect on overall gross margins.  We have identified and fully understand the areas where operational improvements can be made and have activities underway to address this margin improvement opportunity.

Finally, in addition to these initiatives, our success will depend on our ability to continue to exceed the expectations of our customers and our entire team is dedicated to meeting that commitment.   As part of the new organization we have moved Customer Service into the Sales and Marketing area, which will have a very pro-active role in driving the service side of customer satisfaction.

In other developments, the Board of Directors at the Board meeting held on February 16 accepted the resignation of Trevor Jones from the Board.  Mr. Jones was the BIOMEC representative on the board to which BIOMEC is entitled as long as the company and its affiliates hold more than 5% of Enpath’s stock.  Mr. Jones is now 75 years old and desired to reduce his heavy travel schedule.  In his place, BIOMEC proposed Richard Schwarz as its representative on the Board and both I, and Mr. Schwarz, were elected to the Board at the February 16th board meeting.  Mr. Schwarz is an investor, entrepreneur and currently is Chairman of NineSigma Corp., a consulting firm headquartered in Cleveland. We want to express our gratitude to Mr. Jones for his contribution to the Board and wish him well in his future activities.

Now to provide you with some performance guidance for 2006.  We expect revenue to increase between 15% and 20% over 2005 revenues.  We expect strong first quarter sales performance with the launch orders from two of our advanced delivery catheter customers.  We expect second quarter sales to decline sequentially from the first quarter following the first quarter launch orders, and then accelerate again through the remaining last two quarters of the year.   We anticipate that we will be profitable throughout 2006, although the second quarter could be close to a breakeven quarter for the company.

Regarding the steroid lead, we are planning to gather retrospective human clinical data for an FDA submission on our steroid lead, however, we do not believe these costs will be of the same magnitude as the costs from one year ago when we went through the rigorous appeal process.  I also want to caution you that there is no certainty that we will be able to gather the necessary data, or even if we do, that it will be adequate to gain marketing clearance from the FDA.

Jim Hartman and I will also be conducting investor meetings in various cities during March and possibly April.  The primary intent of those meetings will be for me personally to become acquainted with our key investors and communicate the exciting new opportunities for Enpath and its future organic growth potential based upon the investments that have been made during the past few years.

Thank you for listening today.  Jim and I along with Mark Kraus and Jim Mellor will now answer any questions you may have.